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                                                                   EXHIBIT 23.02





             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS




The Board of Directors
Symantec Corporation:

We consent to incorporation by reference in the registration statements (No. 33-31444, No. 33-32065, No. 33-33654, No. 33-37066, No. 33-42440, No. 33-44203, No.
33-46927, No. 33-51612, No. 33-54396, No. 33-55300, No. 33-64290, No. 33-70558,
No. 33-80360, and No. 33-88694) on Form S-8 and a registration statement on Form S-3 (No. 33-82012) filed by Symantec Corporation of our report dated
August 6, 1993, relating to the consolidated balance sheet of Fifth Generation Systems, Inc. and subsidiaries as of December 31, 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the financial statement schedule No. II which report appears in the March 31, 1995 annual report on Form 10-K of Symantec Corporation.

Our report dated August 6, 1993, contains an explanatory paragraph that states that substantially all of the Company's debt matured May 15, 1993 and one half of the redeemable preferred stock is redeemable June 30, 1993. In addition, the Company suffered substantial losses from operations for the year ended
December 31, 1992. These situations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements and the financial statement schedule No. II do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainty.



                                                  KPMG PEAT MARWICK LLP

June 2, 1995
Baton Rouge, Louisiana